Exhibit 23.2

Consent Of Geological Consultant

George Nicholson, P.Geo.

21910 – 61st Avenue

Langley, British Columbia

Telephone:

May ___, 2005

I hereby consent to the inclusion and reference of my report dated February 2005, entitled "Summary Geological – Geochemical Report on the CADE Mineral Claim” in the Registration Statement on Form SB-2 filed by Northern Explorations Ltd. with the United States Securities and Exchange Commission.  I confirm that I have reviewed Northern Explorations Ltd.’s summary of my geological report in its registration statement and concur will its contents.  I also consent to the inclusion of my name as an expert in Northern Explorations Ltd.’s registration statement and the filing of this consent as an exhibit to its registration statement.

/s/ George Nicholson

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George Nicholson

Professional Geologist